AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment dated as of February 6, 2006 to the Employment Agreement dated as of the 12th day of December 2002 (“Original Agreement”) by and between bioMETRX Technologies, Inc. and assumed by bioMETRX, Inc., formerly known as MarketShare Recovery, Inc. (the “Company”) with principal executive offices at 33 South Service Road, Jericho, New York and Mark R. Basile, residing at 736 Carlisle Road, Jericho, NY (the “Executive”).

WHEREAS, the Company, through its Board of Directors (the “Board”) considers the maintenance of competent and experienced executive officers to be essential to its long term success; and

WHEREAS, the Executive has been and continues to be a valuable employee of the Company; and

WHEREAS, the Board believes it is in the Company’s and its shareholders’ best interests to retain the services of the Executive; and

WHEREAS, the Company and the Executive have agreed to amend the Original Agreement so as to insure that the Executive continues to be employed by the Company.

NOW THEREFORE, in consideration of the agreements set forth in the Amendment (defined below) and those contained in the Original Agreement, the parties agree as follows:

A. CERTAIN DEFINITIONS.

(a)  Except as otherwise provided in this agreement, all words and terms defined in the Original Agreement, have the same meanings in this agreement as such defined words and terms are given in the Original Agreement.

(b) “Agreement” means the Original Agreement dated as of the 12th day of December, 2002, as supplemented and amended by this agreement and as from time to time further supplemented and amended.

(c) “Amendment” means this agreement dated as of February 6, 2006.

B. EMPLOYMENT TERM. Section 2 of the Original Agreement is deleted and replaced to read as follows:

“The initial term of employment shall be for a period of five (5) years commencing as of the date of this Amendment. After the initial term, this Agreement shall be automatically extended for additional one-year terms on the annual anniversary date of this Amendment, unless either the Company, through its Board, or the Executive gives contrary written notice (the “Non-Renewal Notice”) to the other not less than three (3) months in advance of such anniversary date. References herein to the term of this Amendment, shall refer to such initial term and such successive terms.”

C. COMPENSATION. Section 5(a) of the Original Agreement is deleted and replaced to read as follows:

“The Company shall pay the Executive a base annual salary hereunder of:

$440,000 for Calendar Year 2006
$500,000 for Calendar Year 2007
$560,000 for Calendar Year 2008
$620,000 for Calendar Year 2009
$700,000 for Calendar Year 2010,

payable in equal semi-monthly installments or at such other intervals as shall be agreed upon by the parties. The Executive’s base annual salary may be increased from time to time as determined by the Board, and, if so increased, such base annual salary shall not thereafter, during the Executive’s employment under the Agreement, be decreased, and the obligation of the Company hereunder to pay the Executive’s base annual salary shall thereafter relate to such increased base annual salary. The base salary may be deferred and accrued upon the express written permission of the Executive, in order to accommodate the Company during its start-up period, and any such accrual of compensation may be converted into shares of the Company’s common stock at $.50 per share at the sole discretion of the Executive. In no event shall cash compensation be less than $240,000.00 per annum.” The Company shall also pay executive for the year 2006 based on a $360,000 year salary, as well as paying executive a lump sum payment of $80,000 before February 10, 2006.

D. CAR ALLOWANCE. Section 5(g) of the Original Agreement is deleted and replaced to read as follows:

“Car Allowance. The Company shall provide to the Executive a car allowance of  not less than $1,500 per month during the term of this Agreement.”

E. LIFE INSURANCE.

Upon signing this Amendment, the Company shall obtain a Five Million Dollar ($5,000,000) Term Life Insurance Policy on the Executive’s life. The beneficiaries of the policy shall be the Executive’s family or such other persons as designated by the Executive. The Company shall be responsible for paying all premiums related to such policy while the Executive is employed by the Company. Thereafter, the premiums will be the sole responsibility of the Executive.

F. STOCK OPTIONS.

Upon signing this Amendment, the Executive shall be granted stock options to purchase up to 5,000,000 shares of the Company’s common stock at the following prices:

Number of Shares  Exercise Price

1,000,000    $0.25
1,000,000    $0.50
1,000,000    $0.75
1,000,000    $1.00
1,000,000    $1.25

Each option shall be exercisable for a term of four (4) years, expiring on January 31, 2010. The 2,000,000 options exercisable for $0.25 and $0.50, respectively, shall be issued pursuant to the Company’s Equity Incentive Plan (“Plan”). The remaining (3,000,000) options shall be issued outside the Plan.

G. TERMINATION DUE TO A TRIGGERING EVENT. Section 7(a)(i) of the Original Agreement is deleted and replaced to read as follows:

“(i) the Company shall make a lump sum cash payment to the Executive in an amount equal to 100% of the remaining base annual salary at the time the Triggering Event occurs. By way of example, in the event the Executive is terminated as a result of a Triggering Event at the end of calendar year 2007, the Executive shall be entitled to a cash lump sum payment of $1,860,000. In the event the Executive is terminated after the initial term, the Company shall make a lump sum cash payment to the Executive in an amount equal to three (3) times the Executive’s base annual salary at the time of the Triggering Event.”

H. EFFECT OF ORIGINAL AGREEMENT.

Except as supplemented and amended by this Amendment and such conforming changes as necessary to reflect the modification herein, all of the provisions of the Original Agreement shall remain in full force and effect from and after the effective date of this Amendment.

This Amendment has been duly authorized and approved by all required corporate action by the Company and does not violate the certificate of incorporation or by-laws of the Company.

BIOMETRX, INC.

By: /s/ Steven Kang
Print Name: Steven Kang
Title: Secretary Director

/s/ Mark Basile
Mark Basile